Exhibit 99.1

Chrysler Jeep of White Plains, Inc.

Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

DHG is registered in the U.S. Patent and Trademark Office to Dixon Hughes Goodman LLP.

DHG is registered in the U.S. Patent and Trademark Office to Dixon Hughes Goodman LLP.

Independent Auditors’ Report

To the Stockholders
Chrysler Jeep of White Plains, Inc.

White Plains, NY

We have audited the accompanying consolidated financial statements of Chrysler Jeep of White Plains, Inc. (“the Company”) which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chrysler Jeep of White Plains, Inc. as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Charlotte, NC

September 24, 2021

DHG is registered in the U.S. Patent and Trademark Office to Dixon Hughes Goodman LLP.	1

Chrysler Jeep of White Plains, Inc.

Consolidated Balance Sheets

December 31, 2020 and 2019

	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$6,933,630	$5,198,949
Contracts in transit	5,404,169	4,157,713
Receivables, net	1,337,984	1,179,256
Inventories, net	14,838,858	18,488,365
Loaner and rental vehicles, net	685,506	1,282,986
Prepaid expenses	7,260	102,192

Total current assets	29,207,407	30,409,461

Noncurrent assets:
Property and equipment, net	4,632,755	4,813,736
Other noncurrent assets	32,201	37,077
	4,664,956	4,850,813

Total assets	$33,872,363	$35,260,274

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$285,675	$281,354
Notes payable - related party	28,800	28,800
Current portion of Paycheck Protection Program debt	706,668	-
Floor plan notes payable - trade	21,401,756	25,010,293
Accounts payable	1,227,494	(27,664)
Accrued expenses	827,243	759,964

Total current liabilities	24,477,636	26,052,747

Paycheck Protection Program debt, less current portion	717,354	-
Interest rate swap liability	125,818	54,650
Long-term debt, less current portion	3,906,884	4,116,935

Total liabilities	29,227,692	30,224,332

Equity:
Common stock, no par value, 200 shares authorized, and outstanding	-	-
Additional paid-in-capital	2,400,000	2,400,000
Retained earnings	2,165,226	2,521,137
Noncontrolling interest in consolidated subsidiary	79,445	114,805

Total equity	4,644,671	5,035,942

Total liabilities and equity	$33,872,363	$35,260,274

See accompanying notes.	2

Chrysler Jeep of White Plains, Inc.

Consolidated Statements of Operations

Years Ended December 31, 2020 and 2019

	2020	2019

Sales	$89,951,969	$113,245,146

Cost of sales	83,357,627	104,426,875

Gross profit from sales	6,594,342	8,818,271

Financing, insurance, service contract and other income, net	3,859,895	3,911,454

Gross profit	10,454,237	12,729,725

Operating expenses:
Variable selling	1,737,606	2,159,801
Floor plan interest	394,549	975,259
Advertising	136,584	284,588
Personnel	3,687,955	4,011,892
Semi-fixed	1,959,454	2,240,488
Fixed	994,200	970,743
	8,910,348	10,642,771

Income from operations	1,543,889	2,086,954

Non floor plan interest expense	(236,734)	(292,490)
Other income (expense)	229,988	(42,924)

Net income	1,537,143	1,751,540

Net income attributable to noncontrolling interest	318,278	380,650

Net income attributable to controlling interest	$1,218,865	$1,370,890

See accompanying notes.	3

Chrysler Jeep of White Plains, Inc.

Consolidated Statements of Changes in Equity

Years Ended December 31, 2020 and 2019

	Common Stock and Capital	Retained Earnings	Noncontrolling Interest in Consolidated Subsidiary	Total Equity

Balance, January 1, 2019	$2,400,000	$2,443,767	$11,023	$4,854,790

Distributions	-	(1,293,520)	(276,868)	(1,570,388)

Net income	-	1,370,890	380,650	1,751,540

Balance, December 31, 2019	2,400,000	2,521,137	114,805	5,035,942

Distributions	-	(1,574,776)	(353,638)	(1,928,414)

Net income	-	1,218,865	318,278	1,537,143

Balance, December 31, 2020	$2,400,000	$2,165,226	$79,445	$4,644,671

See accompanying notes.	4

Chrysler Jeep of White Plains, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2020 and 2019

	2020	2019

Cash flows from operating activities:
Net income	$1,537,143	$1,751,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	189,676	183,499
Change in fair value of interest rate swap	71,168	112,246
Changes in assets and liabilities:
Contracts in transit	(1,246,456)	1,276,119
Receivables	(158,728)	533,744
Inventories	3,649,507	(1,935,062)
Loaner and rental vehicles, net	597,480	(356,751)
Prepaid expenses and other assets	99,808	(136,724)
Accounts payable and accrued expenses	1,322,437	(1,369,301)

Net cash provided by operating activities	6,062,035	59,310

Cash flows from investing activities:
Purchase of property and equipment	(8,695)	(15,917)

Net cash used in investing activities	(8,695)	(15,917)

Cash flow from financing activities:
Proceeds from Paycheck Protection Program debt	1,424,022	-
Distributions	(1,928,414)	(1,570,388)
Change in floor plan notes payable - non-trade	(3,608,537)	2,424,406
Payments on long-term debt	(205,730)	(912,734)

Net cash used by financing activities	(4,318,659)	(58,716)

Net change in cash and cash equivalents	1,734,681	(15,323)

Cash and cash equivalents, beginning of year	5,198,949	5,214,272

Cash and cash equivalents, end of year	$6,933,630	$5,198,949

Supplemental disclosure of cash flow information:
Cash paid for interest, including floor plan interest	$667,803	$1,283,296

See accompanying notes.	5

Chrysler Jeep of White Plains, Inc.

Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

1.	Nature of Business and Summary of Significant Accounting Policies

Nature of business

Chrysler Jeep of White Plains, Inc. (the “Company”) is a franchised dealer of Stellantis N.V. Through the dealer agreement, the Company markets new vehicles, replacement parts, service, accessories, and financing and leasing. In addition, it also retails and wholesales used vehicles. The dealer agreement designates the specific market area in which the Company operates; however, there is no guarantee of exclusivity within this area. The specified market area for the Company includes the White Plains, New York area.

70 Westchester LLC is a real estate holding entity related to the dealership, and is included in the consolidated financial statements as a Variable Interest Entity.

Principles of consolidation and combination

The accompanying consolidated financial statements of White Plains Chrysler Dodge Jeep Ram are comprised of the entities listed below. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

White Plains Chrysler Dodge Jeep Ram (White Plains CDJR)

70 Westchester LLC (Westchester)

Contracts in transit

Contracts in transit represent amounts due for customer contracts sold to financial institutions. These contracts are typically collected within 15 days.

Receivables

Receivables consist primarily of amounts due from other dealerships and auto auctions as a result of vehicle sales; amounts due from third parties for parts sold or services provided; and amounts due from manufacturers for incentives and warranty reimbursements. Receivables also include commissions on aftermarket products. Receivables from the sale of vehicles are secured by the related vehicles. Receivables arising from the sale of parts and service are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date.

The carrying amount of accounts receivable is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. Management reviews each receivable balance that exceeds 90 days from the invoice date and, based on historical bad debt experience and management’s evaluation of customer credit worthiness, estimates that portion, if any, of the balance that will not be collected. No interest is charged on delinquent receivables.

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Chrysler Jeep of White Plains, Inc.

Notes to Consolidated Financial Statements

Inventories

The cost of new vehicles is determined using the last-in, first-out (“LIFO”) method. All inventories are reported at the lower of cost or net realizable value. Cost of used vehicles, parts, accessories, and other inventories is determined on a specific identification basis.

Loaner and Rental Vehicles

The Company loans vehicles to customers on a daily basis. Loaner vehicles are stated at cost net of accumulated depreciation, which is computed on the straight-line method. These vehicles are considered to be current assets since they are normally sold within twelve months as part of the Company’s normal operations.

Property and equipment

Property and equipment are stated at cost. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Major renewals and betterments are capitalized. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets or the length of the related lease, if shorter. The useful lives of property and equipment for purposes of computing depreciation and amortization are as follows:

Buildings	10 - 39 years
Leasehold improvements	10 - 39 years
Equipment, furniture and fixtures	3 - 10 years
Company vehicles	5 years

Long-lived assets

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. There were no indicators of impairment at December 31, 2020 or 2019.

Factory incentives

The Company receives various incentive payments from the manufacturers. These incentive payments are typically received on parts purchases and on new vehicle retail sales. The incentives are reported as reductions of cost of sales in the consolidated statements of operations.

Floor plan interest assistance

The Company receives interest assistance from the automobile manufacturer. The assistance is accounted for as a vehicle purchase price discount and is reflected as a reduction to inventory cost on the consolidated balance sheets and as a reduction to cost of sales in the consolidated statements of operations as the vehicles are sold. At December 31, 2020 and 2019, inventory cost had been reduced by approximately $137,000 and $170,000, respectively, for interest assistance received from the manufacturer. New vehicle cost of sales has been reduced by approximately $676,000 and $907,000 for interest assistance received related to vehicles sold for the years ended December 31, 2020 and 2019, respectively.

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Chrysler Jeep of White Plains, Inc.

Notes to Consolidated Financial Statements

Revenue recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard (ASC 606) that amends the accounting guidance on revenue recognition. The new accounting standard is intended to provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices, and improve disclosure requirements. Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. The principles in the standard should be applied using a five-step model that includes 1) identifying the contract(s) with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when (or as) the entity satisfies the performance obligation. The standard also requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The FASB also subsequently issued several amendments to the standard, including clarification on principal versus agent guidance, identifying performance obligations, and clarifying when a promised good or service is separately identifiable when identifying performance obligations. The Company has performed an assessment of the impact the new revenue recognition standard would have on our consolidated financial statements and have determined the impact to be immaterial.

Revenues from vehicle and parts sales and from service operations are recognized at the time the vehicle or parts are delivered to the customer or the service is completed.

The Company arranges financing for customers through various financial institutions and receives financing fees based on the difference between loan rates charged to customers and predetermined financing rates set by the financing institutions. The Company recognizes income from finance and insurance commissions as the contracts are sold. Liability for chargebacks of finance commissions is typically limited to payoffs and defaults occurring in the first three months of the loan. These chargebacks are recognized as incurred.

The Company also receives commissions from the sale of non-recourse third-party extended service contracts to customers. Under these contracts, the third-party warranty company is directly liable for all warranties provided. Commission revenue, net of the related commission expense, is recorded at the time of sale. An allowance of $36,000 for chargebacks of commissions due to early cancellations is recorded on the consolidated financial statements as of both December 31, 2020 and 2019.

The following table summarizes revenue from contracts with customers for the years ended December 31:

	2020	2019
New vehicle	$64,175,472	$79,091,063
Used vehicle	16,680,381	23,733,781
Parts and service	9,096,116	10,420,302
	89,951,969	113,245,146
Financing, insurance, service contract, and other, net	3,859,895	3,911,454
	$93,811,864	$117,156,600

Advertising costs

Advertising costs are expensed in the period in which they are incurred. Advertising credits received from the manufacturers for the years ended December 31, 2020 and 2019 were approximately $916,000 and $914,000, respectively. At December 31, 2020 and 2019, inventory cost had been reduced by approximately $138,000 and $171,000, respectively, for advertising assistance received from the manufacturer.

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Chrysler Jeep of White Plains, Inc.

Notes to Consolidated Financial Statements

Presentation of certain taxes

The Company collects various taxes from customers and remits these amounts to applicable taxing authorities. The Company’s accounting policy is to exclude these taxes from sales and cost of sales.

Accounting for income taxes

As an S Corporation, the Company does not pay federal or state income taxes. Instead the members include their share of revenue and expenses in their individual returns. Consequently, no provision for income taxes is included in the consolidated financial statements. The Company intends to make distributions to its members in amounts sufficient to cover the income taxes resulting from their reporting of the Company’s income on their individual tax returns. The Company has determined that it does not have any material unrecognized tax benefits or obligations related to positions taken in tax returns (including the Company’s status as a pass-through entity) as of December 31, 2020 and 2019.

Consideration is given to the recognition and measurement of tax positions that meet a “more-likely-than-not” threshold. A tax position is a position taken in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions include the entities’ status as pass-through entities. The recognition and measurement of tax positions taken for various jurisdictions consider the amounts and probabilities of outcomes that could be realized upon settlement using the facts, circumstances, and information available at the reporting date. The Company has determined that it does not have any material unrecognized tax benefits or obligations at December 31, 2020 or 2019.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases”. Under the new standard, lessees will need to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. For income statement purposes, the FASB continued the dual model, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). Classification will be based on criteria that are largely similar to those applied to current lease accounting. This guidance requires enhanced disclosures, must be adopted using a modified retrospective transition model, and provides for certain practical expedients. The new standard will be effective for the Company January 1, 2022, and the Company is currently evaluating the impact on its consolidated financial statements upon the adoption of this new standard.

Evaluation of subsequent events

The Company has evaluated the effect subsequent events would have on the consolidated financial statements through September 24, 2021, which is the date the consolidated financial statements were available to be issued.

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Chrysler Jeep of White Plains, Inc.

Notes to Consolidated Financial Statements

2.	Receivables

Receivables consisted of the following at December 31:

	2020	2019
Vehicles	$113,890	$141,602
Customers	153,220	157,325
Factory	990,599	806,385
Finance commissions	80,275	73,944
	$1,337,984	$1,179,256

3.	Inventories

Inventories consisted of the following at December 31:

	2020	2019
New vehicles	$13,389,805	$16,614,932
LIFO reserves	(1,939,753)	(1,714,876)
	11,450,052	14,900,056
Used vehicles	2,636,549	2,771,929
Parts and accessories and other	752,257	816,380
	$14,838,858	$18,488,365

If the LIFO method had not been used in the accompanying consolidated financial statements for new vehicles, consolidated net income would have increased by $224,877 and $221,640 for the years ended December 31, 2020 and 2019, respectively. Inventories and total equity would have increased by $1,939,753 and $1,714,876 at December 31, 2020 and 2019, respectively.

4.	Property and Equipment

Property and equipment consisted of the following at December 31:

	2020	2019
Land	$2,210,778	$2,210,778
Buildings and improvements	3,562,543	3,562,543
Vehicles	184,047	175,353
Furniture and fixtures	524,267	524,267
Equipment	1,140,919	1,140,919
Construction in progress	129,658	129,658
	7,752,212	7,743,518
Accumulated depreciation and amortization	(3,119,457)	(2,929,782)
	$4,632,755	$4,813,736

Depreciation and amortization expense relating to property and equipment was $189,676 and $183,499 for the years ended December 31, 2020 and 2019, respectively.

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Chrysler Jeep of White Plains, Inc.

Notes to Consolidated Financial Statements

5.	Related-Party Transactions and Balances

The Company had a note payable due to one of the owners in the amount of $28,800 as of both December 31, 2020 and 2019. The amount is due on demand.

6.	Floor Plan and Service Loaner Notes Payable

The Company has a bank floor plan financing agreement with stated limits of approximately $25.0 million for new vehicles, $4.7 million for used vehicles, and $1.8 million for loaners and demos. From time to time, total borrowings exceed stated limits due to the timing of floor plan draws for vehicle shipments from the manufacturers. The floor plan notes are collateralized by substantially all assets of the Company. The interest rate under the agreement is LIBOR plus 1.7% with a minimum of 1.9%.

Floor plan notes payable are generally due upon the sale of the related inventory. Vehicles securing floor plan notes of approximately $5.3 million were sold in December 2020, but the related notes were not paid off until the following January.

7.	Accrued Expenses

Accrued expenses consisted of the following at December 31:

	2020	2019
Payroll and bonuses	$224,979	$167,799
Interest	36,108	72,628
Taxes	333,729	289,090
Other	232,427	230,447
	$827,243	$759,964

8.	Long-Term Debt

Long-term debt consisted of the following at December 31:

	2020	2019
70 Westchester LLC Note payable to a bank, due monthly in amounts of principal and interest payments as defined in the loan agreement, with interest at the 30-day LIBOR rate plus a spread, Maturing in November 2022. Secured by real property and equipment and guaranteed by the dealership and the owners.	$4,192,559	$4,398,289
Less current portion of long-term debt	285,675	281,354
	$3,906,884	$4,116,935

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Chrysler Jeep of White Plains, Inc.

Notes to Consolidated Financial Statements

Future maturities of long-term debt are as follows at December 31, 2020:

Years ending December 31,
2021	$285,675
2022	3,906,884

$4,192,559

9.	Paycheck Protection Program Debt

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security (CARES) Act was signed into law on March 27, 2020. The CARES Act provides for the establishment of the Paycheck Protection Program (PPP), a new loan program under the Small Business Administration’s 7(a) program providing loans to qualifying businesses. Additionally, loans originated under this program may be forgiven, in whole or in part, if certain criteria are met.

During the year ended December 31, 2020, the Company received a PPP loan totaling $1,424,022. The Company has elected to account for the PPP loan using the debt model under ASC 470 Debt. In order to be forgiven, funds from this loan may only be used for allowable expenses as defined in the PPP which include various payroll costs and nonpayroll costs. The Company believes it has used the proceeds of the loan for qualifying expenses under the PPP. However, additional steps must be taken to apply for and receive forgiveness. Any unforgiven portion of the PPP loans is payable over two years and bears interest at 1%, with repayments deferred for sixteen months from the end of the covered period. It is uncertain at this time what portion of the PPP loan may be forgiven, if any. The loans, to the extent not forgiven, are scheduled to mature as follows:

Year ending December 31,
2021	$706,668
2022	717,354

$1,424,022

The Company received formal forgiveness notice from the SBA on this loan in May of 2021. Also, in April of 2021 the Company received a second PPP loan in the amount of $1,070,112. This loan was forgiven in August 2021.

10.	Leases

The Company leases properties from third parties under lease agreements which operate from month to month. Consolidated rent expense associated with unrelated party leases totaled approximately $132,000 and $125,000 for the years ended December 31, 2020 and 2019, respectively, and has been included in fixed expense.

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Chrysler Jeep of White Plains, Inc.

Notes to Consolidated Financial Statements

11.	Contingencies and Uncertainties

The Company sells customer installment contracts to financial institutions and sells extended warranties on behalf of third parties. In general, finance contracts are without recourse after the customer has made three payments. Some buyers of the contracts retain portions of the finance commissions as reserves against early payoffs. These amounts are recorded on the consolidated balance sheet as finance commissions receivable. The Company is liable for a portion of any customer cancellations; a reserve of $36,000 for these chargebacks was recorded within accrued liabilities on the consolidated balance sheets at December 31, 2020 and 2019.

The Company’s facilities are subject to federal, state and local provisions regulating the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with the applicable federal and state requirements.

The Company purchases substantially all of its new vehicles and parts from the manufacturer, at the prevailing prices charged by the manufacturer to all franchised dealers. The Company’s sales volume could be adversely impacted by any significant reduction in the ability of any manufacturer to support factory warranty expenditures or to supply it with an adequate quantity of vehicles and/or parts, due to unforeseen circumstances or as a result of an unfavorable allocation of vehicles and parts.

As part of the Company’s relationship with the manufacturer, it participates in various programs with regard to vehicle allocation, advertising, interest and other incentive programs. These programs are generally on a “turn-to-earn” basis, which rewards new vehicle volume, and are subject to change by the manufacturers at any time. In addition, the franchise agreement contains provisions which generally limit, without consent of the manufacturer, changes in dealership management and ownership, dealership location, place certain financial restrictions, and provide for termination of the franchise agreement by the manufacturer in certain instances.

The Company is involved in certain legal matters that it considers incidental to its business. In management’s opinion, none of these legal matters will have a material effect on the Company’s financial position or results of operations.

In March 2020, the World Health Organization declared the outbreak of COVID-19, a novel strain of Coronavirus, a pandemic. The Coronavirus outbreak has had far reaching and unpredictable impacts on the global economy, supply chains, financial markets, and global business operations in a variety of industries. Governments have taken substantial action to contain the spread of the virus including mandating social distancing, suspension of certain gatherings, and shuttering of certain nonessential businesses. The extent to which it will impact the Company going forward will depend on a variety of factors, including the duration and continued spread of the outbreak, its impact on customers, employees and vendors, as well as governmental, regulatory and private sector responses. The pandemic may have a significant impact on management’s accounting estimates and assumptions. The consolidated financial statements do not reflect any adjustments as a result of the increase in economic uncertainty.

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Chrysler Jeep of White Plains, Inc.

Notes to Consolidated Financial Statements

12.	Retirement Plan

The Company sponsors a defined contribution 401(k) plan that covers employees who meet certain age and length of service requirements. Under this plan, the Company may make discretionary contributions. Total contributions by the Company to the plan during the years ended December 31, 2020 and 2019 were not material.

13.	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, contracts in transit, and receivables. Cash accounts normally exceed FDIC insurance limits and cash equivalents are not federally insured. The concentration of credit risk with respect to contracts in transit is limited primarily to financial institutions. Sales are primarily to individuals and commercial businesses located in the greater White Plains, New York area.

14.	Interest Rate Swap

To minimize the effect of variable rate debt, 70 Westchester LLC has entered into an interest rate swap agreement that has a total notional amount of approximately $4,120,00 and $4,400,000 at December 31, 2020 and 2019, respectively. Under these agreements, the Partnership pays interest at fixed rates and receives interest based on LIBOR. The net liability under the interest rate swaps was $125,818 and $54,650 at December 31, 2020 and 2019, respectively, on the consolidated balance sheets. The change in value is included in non-floor plan interest expense on the consolidated statement of operations. The interest rate swap matures in August 2022.

15.	Variable Interest Entity

Accounting principles generally accepted in the United States of America require a reporting entity to consolidate a variable interest entity when the reporting entity has a variable interest that provides it with a controlling financial interest in the variable interest entity. The entity that consolidates a variable interest entity is referred to as the primary beneficiary of that variable interest entity. The Company uses qualitative and quantitative analyses to determine if it is the primary beneficiary of variable interest entities (VIEs”).

Accordingly, the Company has determined that 70 Westchester, LLC is a VIE for which the Company is the primary beneficiary, due primarily to Company’s lease agreement with the VIE and the Company’s guarantee of the VIE’s debt. The following table summarizes the balance sheets for consolidated VIE as of December 31:

	2020	2019
Assets:
Cash	$123,558	$272,232
Other assets	32,201	37,077
Property and equipment, net	4,298,225	4,398,193

Total assets	$4,453,984	$4,707,502

Liabilities and Members’ Equity:
Accrued expenses	$56,162	$139,758
Fair value of interest rate swap	125,818	54,650
Long-term debt	4,192,559	4,398,289

Total liabilities	4,374,539	4,592,697

Members’ equity (presented a noncontrolling interest in consolidated subsidiaries on the consolidated balance sheets)	79,445	114,805

Total liabilities and members’ equity	$4,453,984	$4,707,502

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